Exhibit 16.1

June 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 2, 2017, of Cantel Medical Corp. and are in agreement with the statements contained in paragraph two of item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP